INSIDER TRADING POLICY

HIMALAYA SHIPPING LTD
(Adopted by the Board of Directors on March 7th, 2023, and last amended on March 5th, 2026)

1.INTRODUCTION AND SCOPE
This policy ("the Policy") applies to all Employees, Persons Discharging Managerial Responsibilities (“PDMRs”) and Board Members of Himalaya Shipping Ltd. (together with its subsidiaries, the “Company”), as well as their Persons Closely Associated and any other person or entity whose securities trading decisions are influenced or controlled by the director, officer or employee (referred to in this policy as “Insiders”), for handling of Inside Information applicable to companies with shares traded on the Market.
It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.
This Policy shall raise awareness of the responsibility which comes with the access and possession of Inside Information and the consequences of the misuse of such information.
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
2.DEFINITIONS FOR THE PURPOSE OF THIS POLICY

Board Members:	Means each of the Company's board members including its subsidiaries’ board members
Closed Period:	Means a closed trading period starting 30 calendar days before the announcement of an interim or annual financial report, ending one full day after the publication of such a report.
Company financial instruments:	Means any financial instrument issued by the Company, or with the Company's securities as underlying with more than 10% weighting.
Compliance Officer:	Means the person designated as such by the Company's Board of Directors, currently: Vidar Hasund, Chief Financial Officer:[***].
Disclosure Committee:	Means the CFO and the Chair of the Audit Committee.
Employees:	Means the employees of the Company, including contractors, temporary employees (including interns) and consultants unless excepted by the Compliance Officer.
Executing a transaction:	Means the sale or purchase of financial instruments or the execution of any other legal act aimed at acquiring or disposing of financial instruments, either directly or indirectly and for one's account or the account of others, and the pledging or lending of financial instruments.
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Gifts of Securities	Means gift of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.
Inside Information:
Means (i) information of a precise nature which has not been made public, relating, directly or indirectly, to an issuer to which the financial instrument relates or to the trading in those financial instruments, and which, if it were made public would be likely to have a significant influence on the price of the financial instruments or on the price of related derivative financial instruments or (ii) information about the Company or that business partner which is not public and which is obtained in the course of your position with the Company which is “material” which means (for purposes of US securities laws) there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or the information, if made public, likely would affect the market price of a company’s securities.
Inside Information may for instance be knowledge of negotiations of major transactions, knowledge of accounting information prior to publication, possible placements of financial instruments, proposed dividends, possible takeover bids, or major actions or claims against the Company. Entry into loan agreements or other major changes in the Company's financing and granting or revoking of important licenses or permits can also constitute Inside Information. The information does not need to be complete to be regarded as Inside Information, and may be regarded as Inside Information even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative.
Information is considered “public” once is widely disseminated in a manner to make it generally available to the investing public, and the investing public must have had sufficient time to absorb the information fully. Generally, one should allow one full business day following publication as a reasonable waiting period before information is deemed to be public. Information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is non-public, unless you can point to the official release of that information by the Company.

Insider:	Means Employees, PDMRs and Board Members of the Company, as well as their Persons Closely Associated and any other person or entity whose securities trading decisions are influenced or controlled by such Employee, PDMR or Board Member of the Company.
Insider Trading:
Means when a person possesses Inside Information and trades while in possession of such Inside Information for its own account or for the account of a third party, directly or indirectly, financial instruments to which that information relates.

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MAR:	Means the Market Abuse Regulation.
Market:	Means Euronext Oslo Bors.
NFSA:	Means the Norwegian Financial Supervisory Authority.
Persons Discharging Managerial Responsibilities or PDMR:	Means a member of the administrative, management or supervisory body of the Company; or another senior executive who has regular access to Inside Information relating directly or indirectly to the Company and power to take managerial decisions affecting the future developments and business prospects of the Company. For the Company, the PDMRs comprise the Board Members and other designated senior managers.
Persons Closely Associated:
Means:
(i)A spouse, or a partner considered to be equivalent to a spouse in accordance with national law;
(ii)A dependent child, in accordance with national law;
(iii)A relative who has shared the same household for at least one year on the date of the transaction concerned; or
(iv)A legal person, trust or partnership, the managerial responsibilities of which are discharged by a person discharging managerial responsibilities or by a person referred to in point (i), (ii) or (iii), which is directly or indirectly controlled by such a person, which is set up for the benefit of such person, or the economic interests of which are substantially equivalent to those of such a person.

3.OBLIGATIONS FOR INSIDERS
3.1    General obligations
All Insiders must observe the general investment standards set forth below in carrying out personal transactions in Company financial instruments.
It is expected that Insiders will comply not only with Policy, but also its spirit, and that all appearances of impropriety will be avoided.
Insiders must not engage or attempt to engage in Insider Trading or circumvent that obligation by any means, which includes, improperly disclosing Inside Information or recommending a third party to trade or to cancel or amend an order while in possession of Inside Information (tipping off), or using such a recommendation as referred to above where the employee knows or ought to know that it is based on Inside Information.
When in doubt, Insiders should treat non-public information as Inside Information and consult with the Compliance Officer prior to engaging in any transaction.
Insiders must not enter transactions that amount to or create the appearance of market manipulation.
During a Closed Period, it is not permitted to place, cancel, or modify orders in any Company financial instruments, employee plans that are invested in company securities or any fund which
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is invested over 10% in Company financial instruments. Any order remaining unexecuted or partially executed must be cancelled prior to the start of any Closed Period.
In exceptional circumstances, Insiders may be granted a waiver from the prohibition on trading during a closed provision where such a waiver would be consistent with applicable law. A request for such a waiver must be submitted to Compliance Officer in writing.
Insiders should trade in Company financial instruments for investment purposes only. Insiders must not trade so they have a financial interest in Company financial instruments declining in price. Trading derivatives on Company financial instruments is prohibited. Short selling on Company financial instruments is also prohibited.
After the execution of a trade in Company financial instruments Insiders are required to promptly report the details of the trade to Compliance Officer.
3.1.1    Gifts of Securities
Whether a Gift of Securities is a transaction that should be avoided while the person making the gift is aware of Inside Information or is subject to a Closed Period may depend on various circumstances surrounding the gift. Accordingly, you are encouraged to consult the Compliance Officer when contemplating a gift, and you are required to obtain pre-clearance of the gift if you are subject to trading restrictions.
3.2    Rule 10b5-1 Trading Plans
Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of Inside Information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of Inside Information and that complies with the requirements of Rule 10b5-1. Insiders subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Insiders”) should be aware that additional requirements apply to them.
Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Compliance Officer for its approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan. Rule 10b5-1 Plans may not be adopted by a person when he or she is in possession of Inside Information about the Company or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).
Once the Rule 10b5-1 Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Rule 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Rule 10b5-1 Plan to the Compliance Officer for approval prior to adoption. You must provide notice to the Compliance Officer prior to terminating a Rule 10b5-1 Plan. You should understand that a modification or termination of a Rule 10b5-1 Plan may call into question your
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good faith in entering into and operating the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations)
3.3    Handling of Inside Information
3.3.1    Notification of Inside Information
The Compliance Officer shall be notified immediately if any Insider receive or has knowledge of information that could potentially constitute Inside Information.
3.3.2    Measures for protecting Inside Information
The following rules apply to the handling of Inside Information regarding for all Insiders:
(i)(Technical devices): Insiders must use password protection on PC, tablets, phone, and other electronic devices that contain Inside Information, and passwords must be changed on a routinely basis. Insiders must not store Inside Information locally in PC hard disks. Insiders must make sure to have solutions in place for remote disabling of phones/tablets that are synced with your email, in case of loss/theft. Insiders must always log off devices with access to Inside Information before leaving them. Insiders must avoid unsecure networks when handling Inside Information, and not log on to unsecure, public networks such as airports, cafés etc.
(ii)(Document handling): All documents with Inside Information should be sent via secure channels and preferably be secured with password protection. When documents are distributed, make sure to share the password separately, either by phone or text message. Documents containing Inside Information should be placed in restricted folders. Consider carefully whether you need to keep Inside Information as printed documents. Each Insider is responsible for ensuring that confidential information kept as printed documents does not become in possession of unauthorized persons. Insiders must not store unprotected documents locally on his/her computer. Insiders must not print documents through printers in common areas without picking up the print immediately. Insiders must not use memory sticks unless they are password protected, they can easily be lost. Insiders must when leaving his/her workspace, make sure to lock in documents. Documents should be shredded once there is no need to keep them. Documents that are put away to be destroyed or shredded must be put in a secure box, not through regular recycling. Inside Information should not be made available to artificial intelligence applications.
(iii)(Personal routines): Insiders must be careful when mentioning anything related to Inside Information, i.e. do not discuss Inside Information in front of others, either by phone or through regular conversations. Insiders must consider if communication through written channel is secured, or if it should be done through verbal channels. Insiders must have clean desk, especially when handling Inside Information kept through physical documents. Insiders must never leave documents/information, and make sure to never leave documents with Inside Information at meeting rooms or common areas. Also, secure clean boards; remove flip over-sheets and all other traces when leaving the room. If Insiders get access to or find documents that might be Inside Information, for instance at a printer, in meeting rooms or other areas, make sure to inform the Compliance Officer and destroy the documents immediately.
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4.ADDITIONAL OBLIGATIONS FOR PDMRS
4.1    Introduction
In addition to be bound by the general obligations for Insiders, cf. Section 3 above, the obligations as set out in this Section 4 applies for the PDMRs.
4.2    Prior to transaction
The PDMR and their Persons Closely Associated must request for clearance from the Compliance Officer in writing of an intention to trade in a Company financial instrument prior to the execution of the trade or entering a trading plan (see Attachment 2).
A validation is then needed that the PDMR or the Persons Closely Associated, as applicable, has no Inside Information, to protect the PDMR and the Company, and to ensure compliance with MAR and safeguard the reputation of the Company.
Transactions may be denied if the PDMR or the Persons Closely Associated, as applicable, is on an insider list or the intended transaction or entering a plan will be in a Closed Period.
The Disclosure Committee may be consulted by the Compliance Officer to decide if confidential information is Inside Information. If there is an uncertainty from the Disclosure Committee, external counsel view may be sought. The PDMR may not trade or enter a trading plan until non objection has been received from the Compliance Officer. If the PDMR seeking to trade or enter a trading plan is the CFO, then non objection needs to come from the Chairman.
The request for clearance must be responded to in writing by the Compliance Officer without undue delay in the form attached hereto as Attachment 3 (approval) and Attachment 4 (denial).
A request to trade may then be placed on the same business day as receiving the non-objection, or by close the following business day if the non-objection is received after 3pm CET.
4.3    Following a transaction
PDMRs and Persons Closely Associated with PDMRs must notify both the Compliance Officer and the NFSA of every transaction conducted on their own account relating to Company financial instruments. Such notifications must be made immediately so that details can be made public by the Company.
4.4    Transactions to be notified
Transactions that must be notified and in accordance with the format specified by NFSA include:
•The pledging or lending of Company financial instruments;
•Transactions undertaken on behalf of PDMRs or Persons Closely Associated with them by a professional third party, including where discretion is exercised; and
•Transactions made under a life insurance policy where the policyholder is a PDMRs or a Person Closely Associated with them, the investment risk is borne by the policyholder and the policyholder has the power or discretion to make investment decisions or to execute transactions.
These notification obligations apply to any subsequent transaction once a total amount of EUR 5,000 has been reached within a calendar year.
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4.5    Rule 144
Any sales of Company securities by an Insider must comply with all applicable laws including laws other than those that govern insider trading. Sales by Insiders in the United States who are “affiliates” must comply with US securities laws, and such sales are typically made pursuant to Rule 144 under the Securities Act of 1933.
Therefore any Insider (who may be considered an affiliate) making sales in the US should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. Note that the Form 144 must be filed electronically, and this requires obtaining SEC filing codes for the seller, which can take several days to obtain.
4.6    Other
PDMRs shall notify Persons Closely Associated with them of their notification obligations above in writing and shall keep a copy of such notification.
5.COMPLIANCE OFFICER
The Board of Directors shall designate the Compliance Officer. The Board of Directors may at any time revoke the designation of the Compliance Officer as such.
The Compliance Officer shall notify the PDMRs of their obligations under Section 4 in writing. The Compliance Officer shall draw up a list of all PDMRs and the Persons Closely Associated with them.
Board Members and other PDMRs may instruct the Compliance Officer to make the notifications to the NFSA on their behalf. The instruction shall be provided in writing, with no delay and be accompanied by all details to be notified to the NFSA. At all times, Board Members and other PDMRs remain responsible for the notification to the NFSA.
6.DISCLOSURE OF INSIDE INFORMATION
6.1    Public disclosure and delayed publication
As a main rule, the Company shall immediately publicly disclose Inside Information regarding the Company's financial instruments unless there is an exception from this obligation available under applicable law. The information shall be made available on the Company's web site after publication has taken place.
Public disclosure can be delayed if the conditions for delayed disclosure are fulfilled.
The Compliance Officer shall immediately ensure that the Market is notified of any delay in disclosing Inside Information, including the background for the decision to delay publication, the reason for the delay and that the Company keeps a list of persons with access to the Inside Information, at all times in accordance with MAR.
6.2    Access to Inside Information
Inside Information may only be disclosed to persons who have a particular need to get access to the information. This applies both within the Company and towards third parties, including
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banks and creditors, external advisors (consultants, lawyers, accountants, media advisors, etc.), contracting parties and public officers.
If one believes that there is a need to pass on the Inside Information — internally or externally — one must either:
(i)ensure that the person is already on the insider list for the project in question; or
(ii)propose that the person in question becomes an insider.
The decision to make a person an insider must be made by the project manager for the project in question. The Compliance Officer shall always be consulted. The person should not be granted access to the Inside Information before a decision has been made to make him/her an insider.
6.3    Procedures for Lists of Persons given access to Inside Information
The project manager, in co-operation with the Compliance Officer shall ensure that a list is drawn up of persons who are given access to Inside Information. The list shall be prepared in accordance with MAR. If a person who is given access to Inside Information is a legal entity, the list shall include those of the entity's employees, elected officers, and assistants etc., who are given access to the information. Thus, as soon as a decision has been made to delay public disclosure, the Compliance Officer shall ensure that a list shall be drawn up including every person who has access to Inside Information. In addition, the Company shall keep a permanent insider list containing the PDMRs.
The person responsible for maintaining the list shall ensure that the persons on the list are aware of the fact that they have been entered on the list of insiders, as well as the duties and responsibilities that this entails, and the criminal liability that attaches to misuse or unwarranted use of such information.
When a person receives Inside Information for the first time, the list maintainer shall obtain a declaration from him or her to the effect that the recipient is aware of the duties and responsibilities that receipt of such information entails, or by confirming receipt of the notification.
6.4    Project list: information that might develop into Inside Information
In instances where discussions and work are being conducted that in the future might develop into Inside Information, it is advisable that a project list is being kept, along the same lines as an insider list. In such projects, all internal and external persons with knowledge of the project shall be added to the list. The purpose of the project list is to raise awareness of the duty of confidentiality and facilitate compliance with statutory listing requirements.
The project manager of the specific project is responsible for the keeping of the project list. The project list shall be drawn up from the date of initiation of the project. The list shall be named "project list." Should the information at a later stage be regarded as Inside Information, an insider list, shall replace the project list.
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7.REPORTING AND FORM FILING REQUIREMENTS
Under Section 16(a) of the Exchange Act, Section 16 Insiders must file forms with the SEC disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities (such as common stock), including any derivative securities (such as options, restricted share units, warrants, convertible securities and stock appreciation rights).
7.1    Forms 3, 4 and 5
The Company Secretary will assist Section 16 Insiders in preparing and filing the following Section 16 reports, but each individual Section 16 Insider is responsible for the timing and contents of his or her reports:
•Form 3, Initial Beneficial Ownership Statement. A Form 3 is due within 10 calendar days of becoming a Section 16 Insider, even if such person does not own any Company equity securities at the time. The Form 3 must disclose such person’s position and ownership of any Company equity securities as of immediately prior to assuming office.
•Form 4, Changes of Beneficial Ownership Statement. A Form 4 is due 10:00 p.m., Eastern Time, on the second business day following any transaction by a Section 16 Insider, whether directly or indirectly, in Company equity securities. While limited reporting exemptions are available, a Section 16 Insider should assume that a transaction in Company equity securities would require a Form 4 filing.
•Form 5, Annual Beneficial Ownership Statement. A Form 5 is due within 45 days after the end of the Company’s fiscal year. A Form 5 would need to be filed if a Section 16 Insider had any transaction that was specifically eligible for deferred reporting on Form 5 (such as acquisitions from gifts) or should have been reported during the last fiscal year but were not. A Form 5 need not be filed if all transactions otherwise reportable have been previously reported (including voluntarily on a Form 4).
7.2    Indirect Ownership by Persons Closely Associated
The reports described above must also reflect any indirect ownership by Section 16 Insiders, including all holdings and transactions by Persons Closely Associated. This includes changes in ownership by immediate family members living in the Section 16 Insider’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.
While limited reporting exemptions are available, Section 16 Insiders should assume that any transaction in Company equity securities would require a Form 4 filing. Any questions concerning whether a particular transaction will necessitate filing of one of these forms, or how or when they should be completed should be asked of the Company’s Chief Accounting Officer, or, if you prefer, your individual legal counsel. The Company must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.
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8.DUTY OF CONFIDENTIALITY
Persons with knowledge of Inside Information is subject to a statutory duty of confidentiality.
The duty of confidentiality means that persons with knowledge of Inside Information: (i) it is not permitted to disclose Inside Information to unauthorized persons; and (ii) anyone with access to Inside Information must exercise due care so that the Inside Information is not misused or comes into the possession of unauthorized persons.
Thus, the information may only be communicated or made available to another person is the recipient has relevant need for the information.
9.CRIMINAL LIABILITY ETC.
Misuse of Inside Information and contraventions of rules regarding confidentiality and proper handling of information are criminal acts. Contraventions are punishable by fines or imprisonment. Both willful and negligent contraventions are punishable, as are aiding and abetting and attempted contraventions. Furthermore, offenders risk incurring personal liability for damages to the Company and other parties, as well as dismissal with or without notice from their positions.

Attachments
•Attachment 1: Template insider list
•Attachment 2: Request for clearance to trade in securities issued by Himalaya Shipping Ltd.
•Attachment 3: Clearance to trade securities
•Attachment 4: Denial of request for clearance
•Attachment 5: Template email regarding entry on insider list
•Attachment 6: Statement from the insider

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Attachment 1a - Template insider list (project based)
Available on: https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=CELEX:32016R0347&from=EN
Attachment 1b - Template insider list (PDMRs, "primary insiders")
Available on: https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=CELEX:32016R0347&from=EN

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Attachment 2 – Request for clearance to trade in securities issued by Himalaya Shipping Ltd.

To:	(the Compliance Officer)
From:	(the Insider/s)
Date:

I, the undersigned, have properly investigated whether there exists Material, Non-Public information related to Himalaya Shipping Ltd. as defined in the Himalaya Shipping Ltd. Insider Trading Policy.
I request clearance of subscription for/purchase, sale/exchanges of (circle one):

Shares
Units
Options
Futures / forwards / or other financial instruments

(signature)

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Attachment 3 – Clearance to trade securities in Himalaya Shipping Ltd.

To:	(the Insider/s)
From:	(the Compliance Officer)
Date:

Reference is made to your request for clearance dated …………………………
I hereby inform you that your subscription for/purchase/sale or exchange of the Securities listed in the request have been cleared.
The clearance only applies if the transaction thus cleared is concluded within 7 days after the date hereof. If not, a new clearance must be obtained.

(signature)

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Attachment 4 – Denial of clearance to trade securities in Himalaya Shipping Ltd.

To:	(the Insider/s)
From:	(the Compliance Officer)
Date:

Reference is made to your request for clearance dated ………………. to the undersigned.
I hereby inform you that clearance as requested cannot be granted.

(signature)
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Attachment 5 - Template email regarding entry on insider list

To: [name of insider]
Re: Project [●] – information regarding entry on insider list
You are hereby informed that Himalaya Shipping Ltd. (the Company) has placed you on an insider list, in accordance with Regulation (EU) no. 596/2014 on market abuse (the MAR). This has been done because you have access to information about [=]. The Company considers this information to constitute Inside Information.
Under MAR the following applies to anyone who is in possession of Inside Information.
1.Prohibition against buying and selling shares etc. A person who has Inside Information must not sell, buy, exchange, pledge, transfer or have transferred, or subscribe for shares or other financial instruments to which the Inside Information relates. Furthermore, a person who has Inside Information must not induce others to trade in such shares or financial instruments.
2.Prohibition against giving advice. A person who has Inside Information must not give advice regarding trading in shares or other financial instruments to which the Inside Information relates.
3.Duty of confidentiality. Holders of Inside Information must not disclose such information to unauthorized persons. A person who has Inside Information must handle such information with due care so that the Inside Information does not come into the possession of unauthorized persons or is misused.
Violations of these rules are punishable by law and may result in penal sanctions such as fines and/or imprisonment. For employees of the Company a violation of these rules may also represent a breach of their obligations as employees and may lead to the Company imposing sanctions.
The termination of the insider list and the end of the prohibition to trade will be notified separately after the end of the project.
Please confirm by return email that you have received this notification.
If you, for any reason, need to pass on Inside Information regarding this project to another person, you need to obtain permission from the project leader.
Please do not hesitate to contact me should you have any questions relating to the above.
Kind regards, Himalaya Shipping Ltd.
[name] [Project leader]

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Attachment 6 - Statement from the insider

To: Himalaya Shipping Ltd.
Attn: CFO
Statement regarding Inside Information
This statement is made to Himalaya Shipping Ltd. I acknowledge that I may be given Inside Information, as defined in Regulation (EU) no. 596/2014 on market abuse (the MAR) relating to Himalaya Shipping Ltd. in connection with [=]. I confirm that I am aware of the duties and responsibilities this entails, including that:
(i)anyone who possesses Inside Information may not directly or indirectly subscribe for, purchase, sell, pledge, transfer or have transferred, or exchange the financial instruments to which the Inside Information relates, whether for his/her own account or for the account of someone else, or induce anybody else to carry out such transactions;
(ii)anyone who possesses Inside Information may not give advice as to trading in the financial instruments to which the Inside Information relates;
(iii)anyone who possesses Inside Information may not disclose such information to unauthorized persons; and
(iv)anyone who possesses Inside Information must show due care so as to ensure that such information does not come into the possession of an unauthorized person or is otherwise misused.
I confirm that I am aware of the criminal liability attaching to the misuse or improper distribution of Inside Information.
Signature:
Name:
Date:
Time:

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